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Exhibit 4.12

SHAREHOLDERS AGREEMENT

        This SHAREHOLDERS AGREEMENT, dated as of August 31, 2001 (this "Agreement"), by and among OPERATIONS TECHNOLOGIES, INC., a corporation organized under the laws of the State of Georgia (formerly known as OPT Acquisition Subsidiary, Inc., a corporation organized under the laws of the State of Georgia) (the "Company"), SOUTHWEST WATER COMPANY, a corporation organized under the laws of the State of Delaware ("Southwest"), and ROBERT W. MONETTE, an individual resident of the State of Georgia ("Monette").

STATEMENT OF FACTS:

        Southwest owns ninety percent (90%), and Monette owns ten percent (10%), of the issued and outstanding common stock of the Company, as a result of the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, by and among Southwest, OPT Acquisition Subsidiary, Inc., a corporation organized under the laws of the State of Georgia and predecessor-in-interest to the Company, Operations Technologies, Inc., a corporation organized under the laws of the State of Georgia and predecessor-in-interest to the Company, Operations Technologies Shareholder Trust, a trust organized under the laws of the State of Georgia, and Monette, dated as of August 31, 2001.

        The Company, Southwest and Monette desire to enter into this Agreement with respect to the ownership by Southwest and Monette of the common stock (the "Common Stock") of the Company.

AGREEMENT

        In consideration of the agreements contained herein, the Company, Southwest, and Monette agree as follows:

        1.    General Transfer Restrictions.

          (a)   Monette may not, without the consent of Southwest, which consent may be withheld in its sole discretion, sell, transfer, assign, pledge, hypothecate, or otherwise dispose of any Common Stock or any interest (including beneficial interest) therein except as expressly permitted under this Agreement.

          (b)   Southwest may, at any time in its sole discretion, sell, transfer, assign, pledge or otherwise dispose of any Common Stock or any interest (including beneficial interest) therein.

        2.    Call Option.

          (a)   Southwest may, at its sole option, at any time after the fifth (5th) anniversary of the date hereof, require Monette (and his successors or assigns) to sell to Southwest all, but not less than all, of the Common Stock owned by Monette (and his successors or assigns).

          (b)   Without limiting in any way the rights of Southwest set forth in Section 2(a) above, Southwest may, at its sole option, at any time upon, and for a period of five (5) years after (i) the termination for any reason of Monette's employment with the Southwest or any of its affiliates, (ii) a four (4) month continuous period of physical or mental illness of Monette during which time Monette is disabled, (iii) the commencement of bankruptcy or insolvency proceedings by Monette individually, or (iv) Monette's death, require Monette and his successors and assigns to sell to Southwest all, but not less than all, of the Common Stock owned by Monette and his successors and assigns.

          (c)   Calculation of Consideration.

            (i)    If Southwest exercises its call option pursuant to this Section 2 prior to the completion of four (4) consecutive fiscal quarters of the Company (the first of such fiscal quarters shall commence on October 1, 2001), the purchase price for the Common Stock owned by Monette pursuant to the provisions of this Section 2 shall be $1,000,000.00. If Southwest exercises its call option pursuant to this Section 2 at or following the completion of four (4) consecutive fiscal quarters of the Company (the first of such fiscal quarters shall commence on October 1, 2001), the purchase price for the Common Stock owned by Monette shall be the greater of (i) $1,000,000.00, or (ii) the product of (x) Company EBITA multiplied by five, multiplied by (y) 0.1. As used herein, "Company EBITA" shall mean the net income of the Company during the four (4) completed fiscal quarters immediately preceding the exercise of the call option by Southwest pursuant to this Section 2, plus to the extent such charges are deducted in determining net income, (i) any interest on Indebtedness attributable to the Company, (ii) all income Taxes attributable to the Company, and (iii) any amortization of goodwill and other intangibles attributable to the Company, all as calculated and determined in accordance with United States generally accepted accounting principles, consistently applied ("GAAP"), and to the extent consistent with GAAP, in a manner consistent with the past accounting practices of Southwest. Prior to the sale, transfer, or delivery by Southwest to the Company of any executory contracts by and between ECO Resources, Inc., a wholly-owned subsidiary of Southwest, and certain unrelated third parties (each, an "ECO Contract"), each of the Company and Monette shall agree in writing as to the amount of the target EBITA with respect to the ECO Contract (the "Target EBITA"). To the extent that any Company EBITA is attributable to any ECO Contract, there shall be deducted from the calculation of Company EBITA that amount of the Target EBITA with respect to each such ECO Contract. Any calculation of Company EBITA shall be performed and completed by Southwest and the Company, and the results of such calculation shall be delivered to Monette. If Monette does not object in writing to Southwest and the Company to the results of such calculation within ten (10) days of such delivery to Monette, the results of such calculation shall be final and binding upon Monette. In the event that Monette does object to the results of the calculation of Company EBITA, then the parties shall resolve their dispute in accordance with Section 9(n) below. As used herein, "Indebtedness" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), including the current portion of such indebtedness, and (ii) all obligations evidenced by notes, bonds, debentures or similar instruments. As used herein, "Taxes" shall mean all tax (including income tax, capital gains tax, value added tax, sales tax, property tax, gift tax or estate tax), levy assessment, tariff, duty (including customs duty), deficiency or other fee and any related charge or amount (including fine, penalty and interest) imposed, assessed or collected by or under the authority of any governmental or regulatory body.

            (ii)   For the purposes of determining Company EBITA, Company EBITA shall include a deduction for an amount equal to fifty percent (50%) of any amount paid to Monette by the Company in accordance with the management performance award program of Southwest, as defined in and pursuant to the terms of that certain Employment Agreement by and between Southwest and Monette dated as of August 31, 2001.

            (iii)  For the purposes of determining Company EBITA, Company EBITA may include a reasonable deduction for any direct or indirect allocations from Southwest with respect to the Company. Direct allocations from Southwest with respect to the Company would be for expenses that were paid, or reimbursed, by Southwest on behalf of the Company (examples include, but are not limited to, medical insurance payments, comprehensive liability insurance payments, direct reimbursements for payroll processing services, and payments for legal and accounting expenses relating to Company operations). Indirect allocations from Southwest with respect to the Company would be for Southwest expenses that benefit Southwest that may benefit the Company and the other subsidiaries of Southwest (examples include, but are not limited to, public company expenses, and expenses associated with corporate offices). For purposes of determining Company EBITA, any indirect allocations of Southwest relating to the Company will be reasonably made on the same basis as any indirect allocation of Southwest relating to ECO Resources, Inc., a Texas corporation and subsidiary of Southwest.

          (d)   If Southwest exercises its call option to purchase the Company Stock owned by Monette (and his successors or assigns) pursuant to this Section 2, Southwest shall deliver written notice (the "Call Notice") to Monette (or his successors or assigns). The Call Notice shall set forth the number of shares of Common Stock to be acquired from Monette (and his successors or assigns), the aggregate consideration to be paid for such shares, and the time and place for the closing of the transaction. Southwest will be entitled to receive customary representations and warranties from Monette (and his successors and assigns) regarding the good title to such Common Stock, free from any liens, encumbrances or restrictions on sale.

          (e)   The closing of the call option set forth in this Section 2 shall take place on the date designated by Southwest in the Call Notice, which date shall not be more than thirty (30) days and not less than ten (10) days after the delivery of the Call Notice. Southwest (or its assignee(s)) shall pay for the Common Stock owned by Monette (or his successors and assigns) by delivery of cash or other immediately available funds in an amount equal to the purchase price of the Common Stock being acquired; provided that Southwest shall, at the direction of Monette, pay up to one hundred percent (100%) of the purchase price for the Common Stock purchased by Southwest by delivery of a promissory note on terms mutually agreed upon by Southwest and Monette, or in shares of common stock of Southwest.

          (f)    In the event that the Common Stock owned by Monette (and his successors and assigns) is purchased by Southwest pursuant to this Section 2, each of Southwest, Monette, and their successors and assigns, will take all steps necessary and desirable to obtain all required third-party, governmental and regulatory consents and approvals and take all other actions necessary and desirable to facilitate the consummation of such purchase in a timely manner.

        3.    Put Option.

          (a)   Monette may, at his sole option, at any time after the second (2nd) anniversary of the date hereof, require Southwest (and its successors or assigns) to purchase from Monette all, but not less than all, of the Common Stock owned by Monette (and his successors or assigns).

          (b)   Calculation of Consideration.

            (i)    The purchase price for the Common Stock owned by Monette upon exercise by Monette of his put option pursuant to this Section 3 shall be the greater of (i) $1,000,000.00 or (ii) the product of (x) Company EBITA multiplied by five, multiplied by (y) 0.1. As used herein, "Company EBITA" shall mean the net income of the Company during the four (4) completed fiscal quarters immediately preceding the exercise of the put option by Monette pursuant to this Section 3, plus to the extent such charges are deducted in determining net income, (i) any interest on Indebtedness attributable to the Company, (ii) all income Taxes attributable to the Company, and (iii) any amortization of goodwill and other intangibles attributable to the Company, all as calculated and determined in accordance with United States generally accepted accounting principles, consistently applied ("GAAP"), and to the extent consistent with GAAP, in a manner consistent with the past accounting practices of Southwest. Prior to the sale, transfer, or delivery by Southwest to the Company of any executory contracts by and between ECO Resources, Inc., a wholly-owned subsidiary of Southwest, and certain unrelated third parties (each, an "ECO Contract"), each of the Company and Monette shall agree in writing as to the amount of the target EBITA with respect to the ECO Contract (the "Target EBITA"). To the extent that any Company EBITA is attributable to any ECO Contract, there shall be deducted from the calculation of Company EBITA that amount of the Target EBITA with respect to each such ECO Contract. Any calculation of Company EBITA shall be performed and completed by Southwest and the Company, and the results of such calculation shall be delivered to Monette. If Monette does not object in writing to Southwest and the Company to the results of such calculation within ten (10) days of such delivery to Monette, the results of such calculation shall be final and binding upon Monette. In the event that Monette does object to the results of the calculation of Company EBITA, then the parties shall resolve their dispute in accordance with Section 9(n) below. As used herein, "Indebtedness" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), including the current portion of such indebtedness, and (ii) all obligations evidenced by notes, bonds, debentures or similar instruments. As used herein, "Taxes" shall mean all tax (including income tax, capital gains tax, value added tax, sales tax, property tax, gift tax or estate tax), levy assessment, tariff, duty (including customs duty), deficiency or other fee and any related charge or amount (including fine, penalty and interest) imposed, assessed or collected by or under the authority of any governmental or regulatory body.

            (ii)   For the purposes of determining Company EBITA, Company EBITA shall include a deduction for an amount equal to fifty percent (50%) of any amount paid to Monette by the Company in accordance with the management performance award program of Southwest, as defined in and pursuant to the terms of that certain Employment Agreement by and between Southwest and Monette dated as of August 31, 2001.

            (iii)  For the purposes of determining Company EBITA, Company EBITA may include a reasonable deduction for any direct or indirect allocations from Southwest with respect to the Company. Direct allocations from Southwest with respect to the Company would be for expenses that were paid, or reimbursed, by Southwest on behalf of the Company (examples include, but are not limited to, medical insurance payments, comprehensive liability insurance payments, direct reimbursements for payroll processing services, and payments for legal and accounting expenses relating to Company operations). Indirect allocations from Southwest with respect to the Company would be for Southwest expenses that benefit Southwest that may benefit the Company and the other subsidiaries of Southwest (examples include, but are not limited to, public company expenses, and expenses associated with corporate offices). For purposes of determining Company EBITA, any indirect allocations of Southwest relating to the Company will be reasonably made on the same basis as any indirect allocation of Southwest relating to ECO Resources, Inc., a Texas corporation and subsidiary of Southwest.

          (c)   If Monette exercises his put option to cause Southwest to purchase the Company Stock owned by Monette (and his successors or assigns) pursuant to this Section 3, Monette shall deliver written notice (the "Put Notice") to Southwest (or its successors or assigns). The Put Notice shall set forth the number of shares of Common Stock to be acquired from Monette (and his successors or assigns), a request that the Company and Southwest complete the Company EBITA calculations described in Section 3(b) above, and the proposed time and place for the closing of the transaction. Southwest will be entitled to receive customary representations and warranties from Monette (and his successors and assigns) regarding the good title to such Common Stock, free from any liens, encumbrances or restrictions on sale.

          (d)   The closing of the put option set forth in this Section 3 shall take place on the date designated by Monette in the Put Notice, which date shall not be more than thirty (30) days and not less than ten (10) days after the delivery of the Put Notice. Southwest (or its assignee(s)) shall pay for the Common Stock owned by Monette (or his successors and assigns) by delivery of cash or other immediately available funds in an amount equal to the purchase price of the Common Stock being acquired; provided that Southwest shall, at the direction of Monette, pay up to one hundred percent (100%) of the purchase price for the Common Stock purchased by Southwest by delivery of a promissory note on terms mutually agreed upon by Southwest and Monette, or in shares of common stock of Southwest.

          (e)   In the event that the Common Stock owned by Monette (and his successors and assigns) is purchased by Southwest pursuant to this Section 3, each of Southwest, Monette, and their successors and assigns, will take all steps necessary and desirable to obtain all required third-party, governmental and regulatory consents and approvals and take all other actions necessary and desirable to facilitate the consummation of such purchase in a timely manner.

        4.    Mutual Put/Call Option.

          (a)   In the event (i) of a Change of Control of Southwest prior to the second (2nd) anniversary of the date hereof, (ii) of Monette's death, (iii) Monette, due to physical or mental illness, shall become disabled (as defined in and pursuant to the terms of that certain Employment Agreement by and between Southwest and Monette dated as of August 31, 2001) for a continuous period of four (4) months, or (iv) Monette is terminated from his employment with Southwest for "cause" (as defined in that certain Employment Agreement by and between Southwest and Monette dated as of August 31, 2001), either (A) Southwest may, at its sole option, require Monette (and his successors or assigns) to sell to Southwest all, but not less than all, of the Common Stock owned by Monette (and his successors or assigns), or (B) Monette may, at his sole option, require Southwest (and its successors or assigns) to purchase from Monette all, but not less than all, of the Common Stock owned by Monette (and his successors or assigns).

          (b)   As used in this Section 4:

            (i)    "Change of Control of Southwest" shall mean (i) the sale of all, or substantially all, of Southwest's consolidated assets in any single transaction or series of related transactions, (ii) the sale or issuance, or series of related sales or issuances, of capital stock possessing the ordinary voting power (on a fully-diluted basis) to elect a majority of the Board of Directors of Southwest to an Independent Third Party or a group of affiliated Independent Third Parties, or (iii) any merger or consolidation of Southwest with or into another corporation (regardless of which entity is the surviving corporation) if, after giving effect to such merger or consolidation the holders of Southwest's voting securities (on a fully-diluted basis) immediately prior to the merger or consolidation own voting securities of the surviving or resulting corporation representing less than a majority of the ordinary voting power to elect directors of the surviving or resulting corporation (on a fully-diluted basis).

            (ii)   "Independent Third Party" means any Person who, immediately prior to the contemplated transaction, does not own in excess of five percent (5%) of the capital stock of Southwest on a fully-diluted basis, who is not controlling, controlled by or under common control with any such five percent (5%) owner of the capital stock of Southwest and who is not the spouse, ancestor or descendant (by birth or adoption) of any such five percent (5%) owner of the capital stock of Southwest.

            (iii)  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

          (c)   Calculation of Consideration.

            (i)    If a Change of Control of Southwest is consummated prior to the completion of four (4) consecutive fiscal quarters of the Company (the first of such fiscal quarters shall commence on October 1, 2001), the purchase price for the Common Stock owned by Monette pursuant to the provisions of this Section 4 shall be $1,000,000.00. If a Change of Control of Southwest is consummated at or following the completion of four (4) consecutive fiscal quarters of the Company (the first of such fiscal quarters shall commence on October 1, 2001), the purchase price for the Common Stock owned by Monette pursuant to the provisions of this Section 4 shall be the greater of (i) $1,000,000.00, or (ii) the product of (x) Company EBITA multiplied by five, multiplied by (y) 0.1. As used herein, "Company EBITA" shall mean the net income of the Company during the four (4) completed fiscal quarters immediately preceding the exercise of the call option by Southwest, or put option by Monette, as the case may be, pursuant to this Section 4, plus to the extent such charges are deducted in determining net income, (i) any interest on Indebtedness attributable to the Company, (ii) all income Taxes attributable to the Company, and (iii) any amortization of goodwill and other intangibles attributable to the Company, all as calculated and determined in accordance with United States generally accepted accounting principles, consistently applied ("GAAP"), and to the extent consistent with GAAP, in a manner consistent with the past accounting practices of Southwest. Prior to the sale, transfer, or delivery by Southwest to the Company of any executory contracts by and between ECO Resources, Inc., a wholly-owned subsidiary of Southwest, and certain unrelated third parties (each, an "ECO Contract"), each of the Company and Monette shall agree in writing as to the amount of the target EBITA with respect to the ECO Contract (the "Target EBITA"). To the extent that any Company EBITA is attributable to any ECO Contract, there shall be deducted from the calculation of Company EBITA that amount of the Target EBITA with respect to each such ECO Contract. Any calculation of Company EBITA shall be performed and completed by Southwest and the Company, and the results of such calculation shall be delivered to Monette. If Monette does not object in writing to Southwest and the Company to the results of such calculation within ten (10) days of such delivery to Monette, the results of such calculation shall be final and binding upon Monette. In the event that Monette does object to the results of the calculation of Company EBITA, then the parties shall resolve their dispute in accordance with Section 9(n) below. As used herein, "Indebtedness" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), including the current portion of such indebtedness, and (ii) all obligations evidenced by notes, bonds, debentures or similar instruments. As used herein, "Taxes" shall mean all tax (including income tax, capital gains tax, value added tax, sales tax, property tax, gift tax or estate tax), levy assessment, tariff, duty (including customs duty), deficiency or other fee and any related charge or amount (including fine, penalty and interest) imposed, assessed or collected by or under the authority of any governmental or regulatory body.

            (ii)   For the purposes of determining Company EBITA, Company EBITA shall include a deduction for an amount equal to fifty percent (50%) of any amount paid to Monette by the Company in accordance with the management performance award program of Southwest, as defined in and pursuant to the terms of that certain Employment Agreement by and between Southwest and Monette dated as of August 31, 2001.

            (iii)  For the purposes of determining Company EBITA, Company EBITA may include a reasonable deduction for any direct or indirect allocations from Southwest with respect to the Company. Direct allocations from Southwest with respect to the Company would be for expenses that were paid, or reimbursed, by Southwest on behalf of the Company (examples include, but are not limited to, medical insurance payments, comprehensive liability insurance payments, direct reimbursements for payroll processing services, and payments for legal and accounting expenses relating to Company operations). Indirect allocations from Southwest with respect to the Company would be for Southwest expenses that benefit Southwest that may benefit the Company and the other subsidiaries of Southwest (examples include, but are not limited to, public company expenses, and expenses associated with corporate offices). For purposes of determining Company EBITA, any indirect allocations of Southwest relating to the Company will be reasonably made on the same basis as any indirect allocation of Southwest relating to ECO Resources, Inc., a Texas corporation and subsidiary of Southwest.

          (d)   If Monette exercises his option to cause Southwest to purchase the Company Stock owned by Monette (and his successors or assigns), or Southwest exercises its option to purchase the Company Stock owned by Monette (and his successors or assigns), pursuant to Section 4, either Southwest or Monette, as the case may be, shall deliver written notice (the "Change of Control Purchase Notice") to the other (or its successors or assigns). The Change of Control Purchase Notice shall set forth (i) the number of shares of Common Stock to be acquired from Monette (and his successors or assigns), (ii) (x) if delivered by Monette, a request that the Company and Southwest complete the Company EBITA calculations described in Section 4(c) above, or (y) if delivered by Southwest, the aggregate consideration to be paid for such shares, and (iii) the proposed time and place for the closing of the transaction. Southwest will be entitled to receive customary representations and warranties from Monette (and his successors and assigns) regarding the good title to such Common Stock, free from any liens, encumbrances or restrictions on sale.

          (e)   The closing of the purchase option set forth in this Section 4 shall take place on the date designated in the Change of Control Purchase Notice, which date shall not be more than sixty (60) days prior to, and not more than sixty (60) days after, the date upon which the Change of Control of Southwest is intended to occur, or in fact occurs, as the case may be. Southwest (or its assignee(s)) shall pay for the Common Stock owned by Monette (or his successors and assigns) by delivery of cash or other immediately available funds in an amount equal to the purchase price of the Common Stock being acquired; provided that Southwest shall, at the direction of Monette, pay up to one hundred percent (100%) of the purchase price for the Common Stock purchased by Southwest by delivery of a promissory note on terms mutually agreed upon by Southwest and Monette, or in shares of common stock of Southwest.

          (f)    In the event that the Common Stock owned by Monette (and his successors and assigns) is purchased by Southwest pursuant to this Section 4, each of Southwest, Monette, and their successors and assigns, will take all steps necessary and desirable to obtain all required third-party, governmental and regulatory consents and approvals and take all other actions necessary and desirable to facilitate the consummation of such purchase in a timely manner.

        5.    Shareholders' Representations and Warranties, and Covenants.

          (a)   Each of Southwest and Monette represents and warrants to the other that he or it is not a party to any agreement with respect to the voting or transfer of the Common Stock, other than this Agreement, and that he or it is the beneficial owner of the Common Stock as set forth on Annex I hereto.

          (b)   For so long as Monette is a holder of ten percent (10%) of the Common Stock of the Company, each of Southwest and Monette agree to vote their shares of Common Stock to elect Monette a Director of the Company.

        6.    Dividends.

        Holders of the Common Stock of the Company shall be entitled to receive dividends, when and as declared by the Board of Directors, but only out of funds that are legally available therefor. Each of

Southwest and Monette expressly acknowledge and agree that the Board of Directors of the Company shall not be required to declare dividends on any of the Common Stock.

        7.    Legend.

        The Company, Southwest and Monette agree that each certificate representing the Common Stock now or hereafter held by a holder of Common Stock shall be endorsed with a legend in substantially the following form:

    "The shares represented by this certificate are subject to a certain Shareholders Agreement, dated as of August 31, 2001, which provides, among other things, for certain restrictions on the transfer of such shares. A copy of such Agreement is on file at the principal offices of Operations Technologies, Inc. and will be furnished upon request to any holder of the shares represented by this certificate."

        8.    Specific Enforcement.

        Each party shall be entitled to specific enforcement of its rights under this Agreement. The parties acknowledge that money damages would be an inadequate remedy for a breach of this Agreement and consent to an action for specific performance or other injunctive relief in the event of any such breach without the posting of any bond or providing any additional security.

        9.    Miscellaneous.

          (a)   Notices. All notices, consents, requests, demands and other communications hereunder are to be in writing, and are deemed to have been duly given or made: (a) when delivered in person; (b) ten (10) days after deposited by mail, first class postage prepaid; (c) in the case of telegraph or express courier services, three (3) business days after delivery to the telegraph company or overnight courier service with payment provided for; or (d) in the case of telex or telecopy, when sent, verification received, in each case addressed as follows:

      If to the Company:

        Operations Technologies, Inc.
        c/o Southwest Water Company
        225 North Barranca Avenue
        Suite 200
        West Covina, California 91791-1605

and in the case of Southwest or Monette, to the address of such party appearing under his or its name on Annex I hereto (or to such other address as may be designated in writing by any such party to each of the others of such parties given in accordance with this Section 10(a)). A document signed and transmitted by facsimile machine or telecopier shall be deemed sufficient notice. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any notice required thereof.

          (b)   Complete Agreement. This Agreement constitutes the complete understanding of the parties with respect to its subject matter and supersedes any other agreement or understanding relating thereto.

          (c)   Amendment. No amendment, change or modification of this Agreement shall be valid, binding or enforceable, unless the same shall be in writing and signed by the Company and the holders of at least ninety-one percent (91%) of the Common Stock.

          (d)   Termination. This Agreement may be terminated at any time by an instrument in writing signed by the Company and the holders of at least ninety-one percent (91%) of the Common Stock.

          (e)   Waiver. No failure or delay on the part of Southwest, Monette, or the Company or any of them in exercising any right, power or privilege hereunder, and no course of dealing between Southwest, Monette, or the Company, shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights and remedies which Southwest, Monette, or the Company would otherwise have.

          (f)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

          (g)   Governing Law. This Agreement will be governed by the laws of the State of Georgia without regard to conflicts of laws principles.

          (h)   Jurisdiction; Service of Process. Subject to the provisions of Section 9(n) below, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Georgia, City of Atlanta, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

          (i)    Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having, in accordance with the terms of this Agreement, jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

          (j)    Benefit and Binding Effect. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

          (k)   Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

          (l)    After-Acquired Shares. All of the provisions of this Agreement shall apply to all of the shares of Common Stock of the Company now owned or which may be issued to or acquired by Southwest or Monette in consequence of any additional issuance (including, without limitation, by exercise of an option or any warrant), purchase, exchange, conversion or reclassification of stock, corporate reorganization, or any other form of recapitalization, consolidation, merger, stock split or stock dividend, or which are acquired by Southwest or Monette in any other manner.

          (m)  Approvals and Consents. Southwest and Monette hereby agree, for themselves, their successors, heirs and legal representatives, to vote at shareholders' and directors' meetings of the Company (as the case may be), to prepare, execute and deliver or cause to be prepared, executed and delivered such further instruments and documents, to take such other actions and to adopt such provisions of the Articles of Incorporation and Bylaws of the Company as may be reasonably required to more effectively carry out the intent and purposes of this Agreement and the transactions contemplated hereby. They further agree to cause the Company to do the same.

          (n)   Arbitration. Except as otherwise set forth in this Agreement, all disputes arising out of or under this Agreement shall be settled by arbitration in a location in the city of Atlanta, Georgia mutually acceptable to the parties before a single arbitrator pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any of the parties by giving written notice to each other than such dispute has been referred to arbitration under this Section 9(n). The arbitrator shall be selected by the joint agreement of the parties, but if they do not so agree within twenty (20) days after the date of receipt of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by the American Arbitration Association. In any such arbitration, the Georgia Rules of Evidence and the Georgia Rules of Civil Procedure shall apply. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reason for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. The arbitrator shall assess, as part of his award to the prevailing party, all or such part as the arbitrator deems proper of the arbitration expenses of the prevailing party (including reasonable attorneys' fees) and of the arbitrator against the party that is unsuccessful in such claim, defense or objection. The parties shall have the right to seek enforcement of any such award provided pursuant to this Section 9(n) pursuant to Section 9(h) and Section 9(i) of this Agreement.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Company:

Operations Technologies, Inc.

By:	/s/ PETER J. MOERBEEK Peter J. Moerbeek President

Monette:

/s/ ROBERT W. MONETTE Robert W. Monette

Southwest:

Southwest Water Company

By:	/s/ ANTON C. GARNIER Anton C. Garnier President and Chief Executive Officer

ANNEX I

Shareholders	Class of Securities	Number of Shares
Southwest Water Company 225 North Barranca Avenue Suite 200 West Covina, California 91791-1605	Common Stock	900

Robert W. Monette 1536 Dunwoody Village Parkway Suite 245 Atlanta, Georgia 30338	Common Stock	100

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SHAREHOLDERS AGREEMENT
ANNEX I